EXHIBIT 5.1

Thomson

46 quai Alphonse Le Gallo

92100 Boulogne-Billancourt

France

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

October 25, 2004

Ladies and Gentlemen:

I am the General Counsel of THOMSON, a French société anonyme (the “Company”). In connection with the registration under the United States of America Securities Act of 1933, as amended (the “Act”), (i) of 4,200,000 ordinary shares of the Company, nominal value €3.75 per share (the “Shares”), to be issued or delivered by the Company after the date hereof pursuant to the terms of the regulation of the Company stock option plan approved by the board of directors of the Company on September 22, 2004 set forth as Exhibit 4.3 to the Company’s Registration Statement on Form S-8 with respect thereto (the “Plan”), and (ii) of 2,943,230 options de souscription d’actions to be granted in exchange for options previously granted by the Company under its December 18, 2000 stock option plan and its October 12, 2001 stock option plan (the “Exchange Options”) pursuant to the terms of the regulation of the Plan, I have examined the following corporate records, as well as such other corporate records, certificates and other documents, and such questions of French law, as I have considered necessary or appropriate for the purposes of this opinion:

(a)	an excerpt of the minutes of the Company’s general meeting of shareholders (assemblée générale à caractère mixte) held on November 10, 2000, authorizing the board of directors of the Company, for a term expiring on November 10, 2005, to decide upon the grant of options to employees or officers of the Company to purchase or subscribe for ordinary shares of the Company;

(b)	an excerpt of the minutes of the meeting of the board of directors held on September 22, 2004 approving, pursuant to the authority conferred by the above-mentioned shareholders meeting, the Plan and the grant thereunder, of options, including the Exchange Options, that expire on September 23, 2014 allowing the holders thereof to subscribe or purchase ordinary shares of the Company, including the Shares.

Upon the basis of such examination, it is my opinion that:

(1)	The Exchange Options have been duly authorized, and when exchanged in accordance with and during the term of validity of such exchange and in accordance with the Plan, will be validly granted, fully paid, and non-assessable.

(2)	Those Shares to be issued upon exercise of (i) the Exchange Options and (ii) the options otherwise granted pursuant to the Plan (the “Free Options”; the Exchange Options and the Free Options, collectively, the “Options”) have been duly authorized and, upon due exercise of the Options and due payment of the subscription price all in accordance with and during the term of validity of the Plan, will be validly issued, fully paid, and non-assessable.

In connection with opinions (1) and (2), I have assumed that, at the time of the grant of the Options and the issuance of Shares pursuant to the exercise of the Options with respect thereto in accordance with and during the term of validity of the Plan, (i) the shareholders and board of directors resolutions referred to in paragraphs (a) and

(b) above shall not have been amended or rescinded and (ii) there will not have occurred any change in applicable law or any amendment in the statuts of the Company affecting the validity of the Shares to be issued upon exercise of the Options, and the issuance and delivery of such Shares will comply with then applicable law.

The foregoing opinion is limited to the laws of the French Republic, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Marie-Ange Debon

General Counsel
Marie-Ange Debon